Exhibit 99.1

AMAZON.COM ANNOUNCES THIRD QUARTER RESULTS
SEATTLE—(BUSINESS WIRE) October 29, 2020—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its third quarter ended September 30, 2020.

•Operating cash flow increased 56% to $55.3 billion for the trailing twelve months, compared with $35.3 billion for the trailing twelve months ended September 30, 2019.
•Free cash flow increased to $29.5 billion for the trailing twelve months, compared with $23.5 billion for the trailing twelve months ended September 30, 2019.
•Free cash flow less principal repayments of finance leases and financing obligations increased to $18.4 billion for the trailing twelve months, compared with $14.6 billion for the trailing twelve months ended September 30, 2019.
•Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations increased to $17.9 billion for the trailing twelve months, compared with $10.5 billion for the trailing twelve months ended September 30, 2019.
•Common shares outstanding plus shares underlying stock-based awards totaled 518 million on September 30, 2020, compared with 511 million one year ago.
•Net sales increased 37% to $96.1 billion in the third quarter, compared with $70.0 billion in third quarter 2019. Excluding the $691 million favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales increased 36% compared with third quarter 2019.
•Operating income increased to $6.2 billion in the third quarter, compared with operating income of $3.2 billion in third quarter 2019.
•Net income increased to $6.3 billion in the third quarter, or $12.37 per diluted share, compared with net income of $2.1 billion, or $4.23 per diluted share, in third quarter 2019.

“Two years ago, we increased Amazon’s minimum wage to $15 for all full-time, part-time, temporary, and seasonal employees across the U.S. and challenged other large employers to do the same. Best Buy and Target have stepped up, and we hope other large employers will also make the jump to $15. Now would be a great time,” said Jeff Bezos, Amazon founder and CEO. “Offering jobs with industry-leading pay and great healthcare, including to entry-level and front-line employees, is even more meaningful in a time like this, and we’re proud to have created over 400,000 jobs this year alone. We’re seeing more customers than ever shopping early for their holiday gifts, which is just one of the signs that this is going to be an unprecedented holiday season. Big thank you to our employees and selling partners around the world who’ve been busy getting ready to deliver for customers this holiday.”

Highlights

Investing in Jobs and Employees
•Amazon announced that it is creating hundreds of thousands of new jobs around the world for people at all skill levels and stages of their careers, including:
•100,000 new permanent jobs with industry-leading pay of at least $15 per hour, benefits starting on day one, sign-on bonuses of up to $1,000 in select U.S. cities, and access to company-subsidized upskilling programs like Career Choice. This hiring was part of Amazon opening 100 new operations buildings across North America.
•100,000 new seasonal jobs with Amazon Air, logistics, fulfillment centers, sortation centers, and global specialty fulfillment teams in the U.S. and Canada.

•10,000 corporate and technology jobs in Bellevue, WA as part of the continued expansion of Amazon’s Puget Sound headquarters, and 7,000 new jobs at Tech Hubs in Dallas, Detroit, Denver, New York, Phoenix, San Diego, Toronto, and Vancouver.
•10,000 new permanent jobs in the UK, bringing the total in the country to 40,000; and thousands of new permanent jobs in Germany, bringing the total in the country to 16,000.
•In India, Amazon announced the expansion of its operations network with 10 new fulfillment centers, 5 new sortation centers, nearly 200 delivery stations, and over 100,000 seasonal jobs to help meet customer demand during the festive season. The company also launched an all-women delivery station in the state of Gujarat – the second of its kind in the country and part of the company’s ongoing efforts to provide more opportunities for women to build careers at Amazon.
•More than 320,000 people attended Amazon’s Career Day, a virtual event that provided insights, tips, and advice to job seekers on how to build their career and apply for more than 130,000 corporate, technology, and operations positions available at Amazon in North America. Amazon received a record 384,000 applications for roles in Canada and the U.S. within a week of announcing the event.
•Amazon has promoted more than 35,000 people across its U.S. operations network this year, and more than 30,000 people have participated in Career Choice, an innovative program to upskill employees interested in pursuing a future outside Amazon. Over half of the tens of thousands of program participants this year are from underrepresented minority groups.
•Amazon Studios and Howard University announced they will partner for a second year of the Howard Entertainment Program, which aims to further diversify the entertainment industry by creating a pipeline of underrepresented talent, including Black students, through internships and other educational opportunities.
•Amazon continues to ramp up its in-house COVID-19 testing program to keep front-line employees safe, with capacity reaching 50,000 tests a day across 650 sites by November.
•Amazon was named to multiple leading rankings and awards, including: #2 on the Forbes World’s Best Employers, a survey of workers on satisfaction with their employers’ COVID-19 response, talent development, gender equality, social responsibility, and more; #3 on the Axios Harris Poll 100, Amazon’s eighth year in a row in the top 3 of this brand reputation survey; and #4 on Morning Consult’s Most Loved Brands in America, a measure of favorability, trust, and community impact.

Supporting Communities
•Amazon announced plans to add more than 3,000 new schools to Amazon Future Engineer, a four-part program that funds high-quality, age-appropriate computer science curriculum for students and professional development for teachers. With the addition of these new schools, Amazon Future Engineer will expand to reach over 550,000 K-12 students across more than 5,000 elementary, middle, and high schools in underserved communities.
•Amazon donated more than one million emergency aid items, including water, generators, air filters, food, KN95 masks, and cleaning supplies, to community partners providing disaster relief to people affected by wildfires in California, Oregon, and Washington, as well as Hurricane Laura along the Gulf Coast.
•Amid the COVID-19 pandemic, Amazon expanded its Right Now Needs Fund in the Puget Sound region and launched a new fund focused on Northern Virginia. The $3.5 million donation will provide students located near Amazon’s two headquarters with immediate access to food, shelter, clothing, school supplies, and more to help eliminate barriers to learning and ensure students can focus on education throughout the school year.
•To support communities disproportionately impacted by COVID-19, Amazon announced it will make millions of dollars in product and monetary donations to more than a thousand charities this holiday season in Australia, Canada, China, France, Germany, India, Italy, Japan, Singapore, Spain, the UK, the U.S., and more.

Protecting the Planet
•Mercedes-Benz, Best Buy, McKinstry, Real Betis, Schneider Electric, and Siemens signed The Climate Pledge, a commitment co-founded by Amazon and Global Optimism to achieve net-zero carbon by 2040, a decade ahead of the Paris Agreement.
•CarbonCure, Pachama, Redwood Materials, Rivian, and Turntide Technologies were the first companies to receive investments from Amazon as part of The Climate Pledge Fund, a $2 billion fund that invests in visionary companies whose product and service solutions will facilitate the transition to a zero-carbon economy.

•In Europe, Amazon announced it will add 1,800 electric delivery vehicles from Mercedes-Benz Vans to its delivery fleet—the largest order of electric vehicles from Mercedes-Benz Vans to date.
•Amazon unveiled its first custom electric delivery vehicle, designed and built in partnership with Rivian. The new vehicles will make their first deliveries to Amazon customers in 2021. As early as 2022, there will be 10,000 of these vehicles on roads in the U.S. and EU, and all 100,000 vehicles are expected to be on the road by 2030.
•In the U.S. and EU, Amazon launched Climate Pledge Friendly, a new program that identifies products with one or more of 19 different sustainability certifications, making it easy for customers to discover and shop for more sustainable products in Amazon’s store. Products identified as Climate Pledge Friendly meet standards that help preserve the natural world, such as reducing the carbon footprint of shipments to customers. Amazon also announced Compact by Design, a new sustainability certification for products with a more efficient design that leads to carbon emission reductions by requiring less packaging or less frequent purchases by customers.
•Amazon announced its most sustainable devices ever. The new Echo and Fire TV devices include 100% post-consumer recycled fabric, 100% recycled die-cast aluminum, and 30-50% post-consumer recycled plastic, and new features like Low Power Mode and an energy dashboard will enable customers to understand and reduce the energy consumption of their devices.
•Amazon is building new wind and solar farms to produce clean energy equivalent to the electricity used by every customer’s Echo device. The company has said it will continue building new renewable energy projects until it accounts for the energy consumption of all Amazon devices.
•Amazon announced its first operational wind farm outside the U.S. in Bäckhammar, Sweden. The wind farm is expected to deliver 280,000-megawatt hours of clean energy annually into the Swedish grid.

Empowering Small and Medium-Sized Businesses
•Amazon hosted Amazon Accelerate, its largest-ever U.S. event to share best practices with small businesses on how to serve customers in Amazon’s store and grow their businesses. At the virtual event, Amazon also announced plans to invest billions of dollars to help small and medium-sized businesses succeed, and it outlined plans to onboard an additional 100,000 small and medium-sized businesses in the next year.
•Amazon hosted its second annual Ignite Digital Festival for more than 1,500 Delivery Service Partners (DSP). The virtual event showcased product and technology innovations to help them succeed, including over 250 logistics program and product changes, from routing updates and navigation improvements on the drivers’ delivery app to state-of-the-art safety technology adjustments. Since the DSP program launched over two years ago, there are now more than 1,700 owners across Canada, Germany, Spain, the UK, and the U.S. who have created over 100,000 jobs in their communities, delivered more than 2.2 billion packages worldwide, and generated over $5 billion in revenue for their small businesses.
•Amazon India hosted Stand for Handmade, a 10-week program to help boost sales for Indian artisans, weavers, and women entrepreneurs by waiving selling fees and promoting local, handmade products to customers. Participating Karigar (artisans) and Saheli (women) sellers more than doubled their sales during this period, and more than 200 new sellers joined the Karigar program.
•Amazon Australia launched Amazon Launchpad Innovation Grants, an initiative to celebrate innovation by Australian start-ups, entrepreneurs, and small and medium-sized businesses. The program will offer grant packages to organizations with innovative products that support Australians through the pandemic.

Shopping and Entertainment
•In 19 countries, Amazon’s Prime Day kicked-off the holiday shopping season on October 13-14 with the two biggest days ever for small and medium businesses in Amazon’s stores. Third-party sellers—most of which are small and medium-sized businesses—surpassed $3.5 billion in sales on Prime Day—a nearly 60% year-over-year increase, growing even more than Amazon’s retail business. Prime members saved more than $1.4 billion, taking advantage of deep discounts and incredible deals over the two-day event.
•Amazon India kicked off the Great Indian Festival on October 17, a month-long celebration with deals across popular categories such as smartphones, appliances, televisions, and consumer electronics. Sellers and brand partners experienced the biggest two days of sales in the festival’s history. Amazon India also hosted Prime Day on August 6-7, during which twice as many customers became Prime members compared to the previous year.

•Amazon launched Prime in Turkey, bringing the total number of countries with Prime to 20. Prime in Turkey includes free, fast delivery on thousands of items across 20 categories, as well as access to Prime Video, Prime Gaming, and exclusive deals on Prime Day and throughout the year.
•Amazon.se launched in Sweden, offering customers more than 150 million products to choose from with everyday low prices and free delivery for eligible orders above SEK 229.
•Amazon announced that Project Zero—a tool enabling brands to remove potential counterfeit products in Amazon’s store—is available in 17 countries around the world, with Australia, Brazil, the Netherlands, Saudi Arabia, Singapore, Turkey, and the UAE recently added to the program. Project Zero combines Amazon’s advanced technology and machine learning with the sophisticated knowledge that brands have of their own intellectual property to drive counterfeits to zero.
•Amazon launched Amazon One, a fast, convenient, contactless way for people to use their palm to enter, identify, and pay. The highly-secure service uses custom-built algorithms and hardware to create a person’s unique palm signature. Amazon One is currently available in two Amazon Go stores in Seattle, with plans to expand to additional Amazon stores.
•The first Amazon Fresh grocery stores opened in Woodland Hills and Irvine, CA. Amazon Fresh offers a seamless grocery shopping experience whether customers are shopping in-store or online, consistently low prices, a wide assortment of national brands and freshly prepared foods made daily, and free same-day delivery and pick-up for Prime members. The stores also offer new ways to make grocery shopping more convenient, including the Amazon Dash Cart, which enables customers to skip the checkout line, and new Alexa features to help customers manage their shopping lists and better navigate aisles.
•Amazon Fashion announced the launch of Luxury Stores, a new shopping experience for eligible U.S. Prime members, offering established and emerging luxury fashion and beauty brands.
•The Amazon Studios global original movies slate continues to grow, with additions such as Sacha Baron Cohen’s political satire Borat Subsequent Moviefilm, which recently launched globally on Prime Video, as well as Tom Clancy’s Without Remorse, starring Michael B. Jordan, slated to launch in 2021.
•Amazon premiered several new and returning Amazon Original series, including The Boys, Breathe into the Shadows, Bandish Bandits, Mirzapur, and Putham Pudhu Kaalai in India, Peep Time and Documental S8 in Japan, Pan y Circo in Mexico, and All or Nothing: Tottenham Hotspur in the UK.
•Amazon Prime Video announced that live international rugby games will be exclusively available to UK Prime customers this winter with a brand new tournament called the Autumn Nations Cup. The tournament will feature the Six Nations (England, France, Ireland, Italy, Scotland, and Wales) as well as two guest teams from Fiji and Georgia.
•Amazon Music announced multiple new services and features, including partnering with Twitch to add livestreaming to the Amazon Music app, enabling fans to engage with artists in brand-new ways and move seamlessly between livestreams and recorded music; launching podcasts for customers in Germany, Japan, the UK, and the U.S., across all tiers of service at no additional cost; and expanding its HD streaming tier to Canada, France, Italy, and Spain.
•Amazon announced the launch of Prime Gaming, a new service that lets Prime members enjoy free, exclusive content for their favorite PC, console, and mobile games, plus a collection of PC games for free every month. Prime Gaming is included with Prime memberships and Prime Video subscriptions in over 200 countries and territories.

Amazon Devices and Alexa
•Amazon introduced a reimagined family of Echo devices. The new Echo combines the best of Echo and Echo Plus into a single device with an all-new design, built-in smart home hub, and more powerful speakers; Echo Dot and Echo Dot with Clock feature a powerful speaker packed into a compact design; Echo Dot Kids Edition comes in Panda and Tiger designs with even more features for kids to enjoy; and the all-new Echo Show 10 now features a brilliant 10-inch, adaptive HD display that automatically moves to stay in view as you interact with Alexa.
•Amazon announced the new Fire TV Stick and Fire TV Stick Lite. Customers have purchased over 100 million Fire TV devices globally, and Fire TV customers are streaming billions of hours each month. The new Fire TV devices are 50% more powerful while using 50% less power than the previous Fire TV Stick. Amazon also introduced a redesigned Fire TV experience that provides new content-discovery features, enhanced Alexa voice integration, and user profiles for personalized recommendations.
•Amazon announced new ways for customers to connect their devices with Amazon Sidewalk, a shared network that helps devices like Amazon Echo, Ring Security Cams, outdoor lights, and motion sensors work better at home and beyond the front door.

•Amazon announced the latest AI advancements that make Alexa more natural, conversational, and useful. These advancements include a new teaching capability that helps Alexa get smarter by asking questions to fill gaps in her understanding, and natural turn-taking that will allow customers to interact with Alexa at their own pace without using a wake word, even when multiple people are talking.
•Amazon introduced new features and services that continue to make Alexa smarter, like Guard Plus and the Care Hub, that help customers keep their homes and loved ones safe. Amazon also announced new Alexa privacy controls including the option for customers to not save voice recordings or simply say, “Alexa, delete everything I’ve said” to delete their voice history. Amazon expanded Alexa Calling and Messaging capabilities to help customers stay connected with the addition of group calling and integrations with Zoom and Amazon Chime. AT&T customers can also link eligible mobile numbers to make and receive hands-free calls with Alexa.
•Amazon announced customers have connected more than 100 million smart home devices to Alexa, and introduced smart home features like additional Hunches, that let customers choose to have Alexa proactively act on their behalf.
•Amazon introduced new devices and features to help kids and families learn, stay connected, and have fun together. Kids can now make Alexa Announcements with their Fire Kids Edition Tablets, help build reading fluency with Reading Sidekick, and enjoy a custom-built kids experience with the new Echo Dot Kids Edition.
•Amazon announced Amazon Halo, a new service dedicated to helping customers improve their health and wellness. Amazon Halo combines a suite of AI-powered health features that provide actionable insights into overall wellness via the new Amazon Halo app with the Amazon Halo Band, which uses multiple advanced sensors to provide the information necessary to power Halo insights.
•Amazon announced Luna, a new cloud gaming service that allows customers to play high-quality games on devices they already own. As part of early access, players will have access to more than 100 games through the Luna+ game channel and Ubisoft channel, with more games to come. Luna is built on AWS and harnesses the power of the industry’s broadest and deepest cloud platform. Amazon also announced Luna Controller, which is Alexa-enabled and connects directly to the cloud for lower latency gaming. Luna will be available on Fire TV, PC, and Mac as well as on web apps for iPhone and iPad, with Android coming soon.
•Ring announced several new products and features, including a new category of devices for the car (Ring Car Alarm, Ring Car Cam, Ring Car Connect API, and Ring Car Connect for Tesla), the autonomous flying indoor security camera Ring Always Home Cam, and a new Mailbox Sensor.
•Amazon announced new eero Pro 6 and eero 6 mesh wifi systems that feature Wi-Fi 6 support for faster speeds, higher performance, and better support for simultaneous connected devices.
•Amazon continues to support developers and startups with new Alexa tools and features, investments, and programs. Amazon announced that Dolby, Facebook, Garmin, and Xiaomi have joined the Voice Interoperability Initiative, a program to ensure voice-enabled products provide customers with choice and flexibility through multiple, interoperable voice services. The Alexa Fund invested in health and fitness companies Tonal and Zwift; enterprise AI company Fiddler Labs; maker of smart sensor chips Aspinity; and creators of personalized sound environments Endel. The investments are in addition to the launch of two new programs in collaboration with Blavity’s AfroTech World and All Raise to support underrepresented founders.
•The Federal Communications Commission voted unanimously to approve Project Kuiper, a low earth orbit satellite constellation capable of providing reliable, affordable broadband to unserved and underserved communities around the world. Amazon will invest more than $10 billion in the initiative, creating jobs and infrastructure around the U.S. that will enable the team to deliver on its vision for the project.
•Blink launched Blink Indoor and Outdoor, two new wireless smart home security cameras that offer two-year battery life, HD video, new privacy zones features, and local or cloud storage options for saved clips. Cameras are available for purchase in Canada, France, Germany, Italy, Netherlands, Spain, the UK, and the U.S.

Amazon Web Services
•AWS announced significant customer momentum with new commitments and migrations, including: leading payments technology company Global Payments, to manage issuer processing and handling of their approximately 27 billion transactions processed annually; biotechnology company Moderna, to accelerate the development of messenger RNA medicines to prevent and fight diseases, including a vaccine candidate against COVID-19; restaurant chain Jack in the Box to enhance digital ordering, dining, and customer service experiences for its guests and to drive operational efficiency across its more than 2,200 restaurants; premier visual effects company Weta Digital to accelerate rendering of graphical visual effects, free up talent and resources, and deliver on its multi-year movie slate; leading job site Indeed to migrate more than 30 petabytes of data to AWS, reducing its global data center footprint by 40% while streamlining its IT operations; household appliance manufacturer Arçelik to use analytics, IoT, and machine learning services to build smart factories, automated production lines, and cloud connected appliances; IT services company and AWS Partner Network (APN) Premier Consulting Partner DXC Technology to replace its legacy contact center technology and drive automation, cutting operational costs by 40%, reducing volume of common calls by up to 60%, and migrating 1,000 service desk seats; hotel franchise Best Western International to migrate largest contact center within one month and move all agents to remote within one week, enabling seamless support for 14 languages in over 35 countries while reducing costs by 40%; and cold chain provider Carrier to transform how temperature-sensitive goods such as food, medicines, and vaccines are moved around the world by enhancing safety, reliability, and efficiency.
•AWS and The National Football League (NFL) announced the first six new advanced stats for the 2020 season through the NFL’s Next Gen Stats platform powered by AWS. One of the new stats, “Expected Rush Yards,” is born out of the NFL’s Big Data Bowl competition that AWS sponsored during the NFL Combine. The new advanced stats combine player tracking and machine learning to bring new insights to game play in the 2020 season.
•AWS announced the general availability of Amazon Braket, a fully managed service that provides a development environment to help customers explore and design quantum algorithms. Quantum computing has the potential to solve computational problems that are beyond the reach of classical computers by harnessing the laws of quantum mechanics to build more powerful tools for processing information. Customers can use Amazon Braket to experiment with quantum algorithms through simulated quantum computers running on computing resources in AWS to help them verify their implementations. When ready, customers can use Amazon Braket to run their quantum algorithms on their choice of quantum processors based on different technologies, including systems from D-Wave, IonQ, and Rigetti.
•AWS announced the general availability of Amazon Timestream, a new time series database for IoT and operational applications that can scale to process trillions of time series events per day up to 1,000 times faster than relational databases, and at as low as 1/10th the cost. Amazon Timestream provides a serverless database service that is purpose-built to manage the scale and complexity of time series – such as data collected from industrial equipment, website clickstream logs, and data center infrastructure – so customers can analyze more data more easily and cost effectively, giving them the ability to derive additional insights and drive better business decisions from their IoT and operational monitoring applications.
•AWS announced the general availability of five AWS Wavelength Zones in Atlanta, Boston, New York City, the San Francisco Bay Area, and Washington D.C., enabling developers to build applications that deliver ultra-low latency to mobile devices and users by deploying AWS compute and storage at the edge of Verizon’s 5G network. With AWS Wavelength, developers can serve use cases that require ultra-low latency like machine learning inference at the edge, autonomous industrial equipment, smart cars and cities, Internet of Things (IoT), and Augmented and Virtual Reality. AWS is partnering with Verizon to bring AWS Wavelength to additional customers across the United States, and with other leading telecommunications providers, including Vodafone, SK Telecom, and KDDI, to launch Wavelength Zones across Europe, South Korea, and Japan in 2020 and beyond.
•For the tenth consecutive year, AWS is positioned in the Leader’s quadrant in Gartner’s Magic Quadrant for Cloud Infrastructure & Platform Service (IaaS & PaaS, or “CIPS”), and once again placed highest in Ability to Execute and furthest in Completeness of Vision.
•AWS announced the general availability of Amazon EBS io2 volume, the next generation Provisioned IOPS SSD volumes for Amazon Elastic Block Store (Amazon EBS). The new io2 volume is designed for 100x higher volume durability (99.999%) when compared to the 99.9% durability offered by io1 Amazon EBS volumes. Higher volume durability reduces the likelihood of storage failures and makes the primary copy of customers’ data more resilient, resulting in better application availability. With io2, customers can drive 10x higher input/output operations per second (IOPS) from their provisioned storage at the same price as io1, so performance improves significantly without increasing storage cost.
•AWS announced the general availability of AWS Nitro Enclaves, a new capability that makes it easier for customers to create isolated compute environments within Amazon Elastic Compute Cloud (EC2) instances to securely process and protect highly sensitive data. AWS Nitro Enclaves helps customers reduce the attack surface for their applications by providing a trusted, highly isolated, and hardened environment for data processing. Each Enclave is a virtual machine created using the same Nitro Hypervisor technology that provides CPU and memory isolation for Amazon EC2 instances, but with no persistent storage, no administrator or operator access, and no external networking.

Financial Guidance
The following forward-looking statements reflect Amazon.com’s expectations as of October 29, 2020, and are subject to substantial uncertainty. Our results are inherently unpredictable and may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and customer spending, world events, the rate of growth of the Internet, online commerce, and cloud services, and the various factors detailed below. This guidance reflects our estimates as of October 29, 2020 regarding the impact of the COVID-19 pandemic on our operations, including those discussed above, and is highly dependent on numerous factors that we may not be able to predict or control, including: the duration and scope of the pandemic, including any recurrence; actions taken by governments, businesses, and individuals in response to the pandemic; the impact of the pandemic on global and regional economies and economic activity, workforce staffing and productivity, and our significant and continuing spending on employee safety measures; our ability to continue operations in affected areas; and consumer demand and spending patterns, as well as the effects on suppliers, creditors, and third-party sellers, all of which are uncertain. This guidance also assumes the impacts on consumer demand and spending patterns, including impacts due to concerns over the current economic outlook, will be in line with those experienced during the fourth quarter to date, and the additional assumptions set forth below. However, it is not possible to determine the ultimate impact on our operations for the fourth quarter, or whether other currently unanticipated direct or indirect consequences of the pandemic are reasonably likely to materially affect our operations.
Fourth Quarter 2020 Guidance
•Net sales are expected to be between $112.0 billion and $121.0 billion, or to grow between 28% and 38% compared with fourth quarter 2019. This guidance anticipates a favorable impact of approximately 90 basis points from foreign exchange rates.
•Operating income is expected to be between $1.0 billion and $4.5 billion, compared with $3.9 billion in fourth quarter 2019. This guidance assumes approximately $4.0 billion of costs related to COVID-19.
•This guidance assumes, among other things, that no additional business acquisitions, investments, restructurings, or legal settlements are concluded.

A conference call will be webcast live today at 2:30 p.m. PT/5:30 p.m. ET, and will be available for at least three months at amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products and services sold to customers, the mix of net sales derived from products as compared with services, the extent to which we owe income or other taxes, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of claims, litigation, government investigations, and other proceedings, fulfillment, sortation, delivery, and data center optimization, risks of inventory management, seasonality, the degree to which the Company enters into, maintains, and develops commercial agreements, proposed and completed acquisitions and strategic transactions, payments risks, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risks related to new products, services, and technologies, system interruptions, government regulation and taxation, and fraud. In addition, additional or unforeseen effects from the COVID-19 pandemic and the global economic climate may give rise to or amplify many of these risks. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K and subsequent filings.

Our investor relations website is amazon.com/ir and we encourage investors to use it as a way of easily finding information about us. We promptly make available on this website, free of charge, the reports that we file or furnish with the SEC, corporate governance information (including our Code of Business Conduct and Ethics), and select press releases, which may contain material information about us, and you may subscribe to be notified of new information posted to this site.
About Amazon
Amazon is guided by four principles: customer obsession rather than competitor focus, passion for invention, commitment to operational excellence, and long-term thinking. Customer reviews, 1-Click shopping, personalized recommendations, Prime, Fulfillment by Amazon, AWS, Kindle Direct Publishing, Kindle, Fire tablets, Fire TV, Amazon Echo, and Alexa are some of the products and services pioneered by Amazon. For more information, visit amazon.com/about and follow @AmazonNews.

AMAZON.COM, INC.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2019	2020	2019	2020	2019	2020

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	$22,965	$37,842	$32,173	$36,410	$21,032	$23,554
OPERATING ACTIVITIES:
Net income	2,134	6,331	8,320	14,109	11,347	17,377
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization of property and equipment and capitalized content costs, operating lease assets, and other	5,563	6,523	15,619	17,633	19,881	23,803
Stock-based compensation	1,779	2,288	5,024	6,646	6,441	8,486
Other operating expense (income), net	47	67	114	416	186	466
Other expense (income), net	388	(1,051)	246	(1,255)	443	(1,749)
Deferred income taxes	92	295	612	1,082	784	1,267
Changes in operating assets and liabilities:
Inventories	(381)	(3,899)	(1,762)	(3,178)	(3,112)	(4,694)
Accounts receivable, net and other	(1,181)	(2,016)	(3,776)	(3,608)	(5,172)	(7,515)
Accounts payable	226	3,658	(2,490)	4,231	4,393	14,914
Accrued expenses and other	(722)	(310)	(4,277)	(1,375)	(1,612)	1,520
Unearned revenue	(53)	78	1,225	932	1,753	1,417
Net cash provided by (used in) operating activities	7,892	11,964	18,855	35,633	35,332	55,292
INVESTING ACTIVITIES:
Purchases of property and equipment	(4,697)	(11,063)	(11,549)	(25,317)	(15,282)	(30,629)
Proceeds from property and equipment sales and incentives	1,312	1,255	2,800	3,467	3,414	4,838
Acquisitions, net of cash acquired, and other	(398)	(1,735)	(1,684)	(1,945)	(2,015)	(2,722)
Sales and maturities of marketable securities	7,251	13,135	15,056	32,899	16,994	40,525
Purchases of marketable securities	(8,542)	(17,468)	(25,368)	(51,678)	(27,428)	(58,122)
Net cash provided by (used in) investing activities	(5,074)	(15,876)	(20,745)	(42,574)	(24,317)	(46,110)
FINANCING ACTIVITIES:
Proceeds from short-term debt, and other	415	1,311	722	4,361	1,292	5,042
Repayments of short-term debt, and other	(341)	(1,349)	(704)	(3,886)	(1,129)	(4,701)
Proceeds from long-term debt	287	—	453	9,994	589	10,412
Repayments of long-term debt	(14)	(1,198)	(115)	(1,439)	(124)	(2,490)
Principal repayments of finance leases	(2,307)	(2,857)	(6,848)	(8,274)	(8,754)	(11,054)
Principal repayments of financing obligations	—	(12)	(3)	(44)	(129)	(68)
Net cash provided by (used in) financing activities	(1,960)	(4,105)	(6,495)	712	(8,255)	(2,859)
Foreign currency effect on cash, cash equivalents, and restricted cash	(269)	377	(234)	21	(238)	325
Net increase (decrease) in cash, cash equivalents, and restricted cash	589	(7,640)	(8,619)	(6,208)	2,522	6,648
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$23,554	$30,202	$23,554	$30,202	$23,554	$30,202
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest on debt	$287	$285	$720	$715	$842	$869
Cash paid for operating leases	872	1,159	2,420	3,275	2,420	4,215
Cash paid for interest on finance leases	167	155	481	484	585	650
Cash paid for interest on financing obligations	14	28	20	71	72	90
Cash paid for income taxes, net of refunds	241	502	692	1,293	863	1,481
Assets acquired under operating leases	2,299	6,115	5,393	11,870	5,393	14,346
Property and equipment acquired under finance leases	3,606	3,571	9,541	8,892	13,222	13,075
Property and equipment acquired under build-to-suit arrangements	390	366	1,109	1,228	2,252	1,480

AMAZON.COM, INC.
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2020	2019	2020

Net product sales	$39,726	$52,774	$109,866	$144,859
Net service sales	30,255	43,371	83,220	115,650
Total net sales	69,981	96,145	193,086	260,509
Operating expenses:
Cost of sales	41,302	57,106	111,559	154,023
Fulfillment	10,167	14,705	28,040	40,043
Technology and content	9,200	10,976	26,191	30,691
Marketing	4,752	5,434	12,707	14,605
General and administrative	1,348	1,668	3,791	4,700
Other operating expense (income), net	55	62	136	421
Total operating expenses	66,824	89,951	182,424	244,483
Operating income	3,157	6,194	10,662	16,026
Interest income	224	118	621	455
Interest expense	(396)	(428)	(1,145)	(1,233)
Other income (expense), net	(353)	925	(215)	1,165
Total non-operating income (expense)	(525)	615	(739)	387
Income before income taxes	2,632	6,809	9,923	16,413
Provision for income taxes	(494)	(569)	(1,588)	(2,298)
Equity-method investment activity, net of tax	(4)	91	(15)	(6)
Net income	$2,134	$6,331	$8,320	$14,109
Basic earnings per share	$4.31	$12.63	$16.87	$28.24
Diluted earnings per share	$4.23	$12.37	$16.53	$27.72
Weighted-average shares used in computation of earnings per share:
Basic	495	501	493	500
Diluted	504	512	503	509

AMAZON.COM, INC.
Consolidated Statements of Comprehensive Income
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2020	2019	2020

Net income	$2,134	$6,331	$8,320	$14,109
Other comprehensive income (loss):
Net change in foreign currency translation adjustments:
Foreign currency translation adjustments, net of tax of $1, $(15), $(6) and $(2)	(368)	408	(369)	(260)
Reclassification adjustment for foreign currency translation included in “Other operating expense (income), net,” net of tax of $29, $0, $29 and $0	(108)	—	(108)	—
Net foreign currency translation adjustments	(476)	408	(477)	(260)
Net change in unrealized gains (losses) on available-for-sale debt securities:
Unrealized gains (losses), net of tax of $(2), $(10), $(13) and $(73)	9	35	85	239
Reclassification adjustment for losses (gains) included in “Other income (expense), net,” net of tax of $0, $5, $0 and $7	(2)	(17)	(2)	(22)
Net unrealized gains (losses) on available-for-sale debt securities	7	18	83	217
Total other comprehensive income (loss)	(469)	426	(394)	(43)
Comprehensive income	$1,665	$6,757	$7,926	$14,066

AMAZON.COM, INC.
Segment Information
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2020	2019	2020

North America
Net sales	$42,638	$59,373	$117,104	$160,936
Operating expenses	41,356	57,121	111,971	155,232
Operating income	$1,282	$2,252	$5,133	$5,704

International
Net sales	$18,348	$25,171	$50,910	$66,945
Operating expenses	18,734	24,764	51,986	66,590
Operating income (loss)	$(386)	$407	$(1,076)	$355

AWS
Net sales	$8,995	$11,601	$25,072	$32,628
Operating expenses	6,734	8,066	18,467	22,661
Operating income	$2,261	$3,535	$6,605	$9,967

Consolidated
Net sales	$69,981	$96,145	$193,086	$260,509
Operating expenses	66,824	89,951	182,424	244,483
Operating income	3,157	6,194	10,662	16,026
Total non-operating income (expense)	(525)	615	(739)	387
Provision for income taxes	(494)	(569)	(1,588)	(2,298)
Equity-method investment activity, net of tax	(4)	91	(15)	(6)
Net income	$2,134	$6,331	$8,320	$14,109

Segment Highlights:
Y/Y net sales growth:
North America	24%	39%	20%	37%
International	18	37	13	31
AWS	35	29	38	30
Consolidated	24	37	20	35
Net sales mix:
North America	61%	62%	61%	62%
International	26	26	26	26
AWS	13	12	13	12
Consolidated	100%	100%	100%	100%

AMAZON.COM, INC.
Consolidated Balance Sheets
(in millions, except per share data)

	December 31, 2019	September 30, 2020
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$36,092	$29,930
Marketable securities	18,929	38,472
Inventories	20,497	23,735
Accounts receivable, net and other	20,816	20,832
Total current assets	96,334	112,969
Property and equipment, net	72,705	99,981
Operating leases	25,141	34,119
Goodwill	14,754	14,960
Other assets	16,314	20,150
Total assets	$225,248	$282,179
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47,183	$58,334
Accrued expenses and other	32,439	34,327
Unearned revenue	8,190	9,251
Total current liabilities	87,812	101,912
Long-term lease liabilities	39,791	48,589
Long-term debt	23,414	32,929
Other long-term liabilities	12,171	15,974
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value:
Authorized shares — 500
Issued and outstanding shares — none	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000
Issued shares — 521 and 525
Outstanding shares — 498 and 502	5	5
Treasury stock, at cost	(1,837)	(1,837)
Additional paid-in capital	33,658	40,307
Accumulated other comprehensive income (loss)	(986)	(1,029)
Retained earnings	31,220	45,329
Total stockholders’ equity	62,060	82,775
Total liabilities and stockholders’ equity	$225,248	$282,179

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions, except per share data)
(unaudited)

	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Y/Y % Change
Cash Flows and Shares
Operating cash flow -- trailing twelve months (TTM)	$36,029	$35,332	$38,514	$39,732	$51,220	$55,292	56%
Operating cash flow -- TTM Y/Y growth	65%	33%	25%	16%	42%	56%	N/A
Purchases of property and equipment, net of proceeds from sales and incentives -- TTM	$11,011	$11,868	$12,689	$15,395	$19,368	$25,791	117%
Principal repayments of finance leases -- TTM (1)	$8,693	$8,754	$9,628	$10,013	$10,504	$11,054	26%
Principal repayments of financing obligations -- TTM (1)	$211	$129	$27	$43	$56	$68	(47)%
Equipment acquired under finance leases -- TTM (1) (2)	$11,656	$12,580	$12,916	$12,209	$11,952	$11,116	(12)%
Principal repayments of all other finance leases -- TTM (1) (3)	$176	$302	$392	$407	$415	$413	37%
Free cash flow -- TTM (4)	$25,018	$23,464	$25,825	$24,337	$31,852	$29,501	26%
Free cash flow less principal repayments of finance leases and financing obligations -- TTM (1) (5)	$16,114	$14,581	$16,170	$14,281	$21,292	$18,379	26%
Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations -- TTM (1) (6)	$12,975	$10,453	$12,490	$11,678	$19,429	$17,904	71%
Common shares and stock-based awards outstanding	510	511	512	513	517	518	1%
Common shares outstanding	494	495	498	499	501	502	1%
Stock-based awards outstanding	16	16	14	14	16	16	—%
Stock-based awards outstanding -- % of common shares outstanding	3.3%	3.2%	2.9%	2.8%	3.2%	3.3%	N/A
Results of Operations
Worldwide (WW) net sales	$63,404	$69,981	$87,437	$75,452	$88,912	$96,145	37%
WW net sales -- Y/Y growth, excluding F/X	21%	25%	21%	27%	41%	36%	N/A
WW net sales -- TTM	$252,064	$265,469	$280,522	$296,274	$321,782	$347,946	31%
WW net sales -- TTM Y/Y growth, excluding F/X	23%	22%	22%	23%	28%	31%	N/A
Operating income	$3,084	$3,157	$3,879	$3,989	$5,843	$6,194	96%
F/X impact -- favorable (unfavorable)	$58	$22	$16	$63	$111	$133	N/A
Operating income -- Y/Y growth (decline), excluding F/X	1%	(16)%	2%	(11)%	86%	92%	N/A
Operating margin -- % of WW net sales	4.9%	4.5%	4.4%	5.3%	6.6%	6.4%	N/A
Operating income -- TTM	$15,014	$14,448	$14,541	$14,109	$16,868	$19,905	38%
Operating income -- TTM Y/Y growth (decline), excluding F/X	99%	32%	16%	(6)%	11%	36%	N/A
Operating margin -- TTM % of WW net sales	6.0%	5.4%	5.2%	4.8%	5.2%	5.7%	N/A
Net income	$2,625	$2,134	$3,268	$2,535	$5,243	$6,331	197%
Net income per diluted share	$5.22	$4.23	$6.47	$5.01	$10.30	$12.37	192%
Net income -- TTM	$12,096	$11,347	$11,588	$10,563	$13,180	$17,377	53%
Net income per diluted share -- TTM	$24.08	$22.57	$23.01	$20.93	$26.04	$34.21	52%
______________________________
(1)On January 1, 2019, we adopted accounting guidance amending the accounting for leases, which did not have a material impact on our 2019 operating results. Prior period amounts were not retrospectively adjusted. Under this new guidance, leases we previously referred to as “capital leases” are now referred to as “finance leases.” Leases we previously referred to as “finance leases” are now referred to as “financing obligations.”
(2)For the twelve months ended September 30, 2019 and 2020, this amount relates to equipment included in “Property and equipment acquired under finance leases” of $13,222 million and $13,075 million.
(3)For the twelve months ended September 30, 2019 and 2020, this amount relates to property included in “Principal repayments of finance leases” of $8,754 million and $11,054 million.
(4)Free cash flow is cash flow from operations reduced by “Purchases of property and equipment, net of proceeds from sales and incentives.”
(5)Free cash flow less principal repayments of finance leases and financing obligations is free cash flow reduced by “Principal repayments of finance leases” and “Principal repayments of financing obligations.”
(6)Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations is free cash flow reduced by equipment acquired under finance leases, which is included in “Property and equipment acquired under finance leases,” principal repayments of all other finance lease liabilities, which is included in “Principal repayments of finance leases,” and “Principal repayments of financing obligations.”

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions)
(unaudited)

	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Y/Y % Change
Segments
North America Segment:
Net sales	$38,653	$42,638	$53,670	$46,127	$55,436	$59,373	39%
Net sales -- Y/Y growth, excluding F/X	20%	24%	22%	29%	44%	39%	N/A
Net sales -- TTM	$152,938	$161,228	$170,773	$181,088	$197,871	$214,606	33%
Operating income	$1,564	$1,282	$1,900	$1,312	$2,141	$2,252	76%
F/X impact -- favorable (unfavorable)	$7	$6	$(3)	$5	$(4)	$—	N/A
Operating income -- Y/Y growth (decline), excluding F/X	(15)%	(37)%	(16)%	(43)%	37%	76%	N/A
Operating margin -- % of North America net sales	4.0%	3.0%	3.5%	2.8%	3.9%	3.8%	N/A
Operating income -- TTM	$8,134	$7,384	$7,033	$6,057	$6,634	$7,604	3%
Operating margin -- TTM % of North America net sales	5.3%	4.6%	4.1%	3.4%	3.4%	3.5%	N/A
International Segment:
Net sales	$16,370	$18,348	$23,813	$19,106	$22,668	$25,171	37%
Net sales -- Y/Y growth, excluding F/X	17%	21%	15%	20%	41%	33%	N/A
Net sales -- TTM	$68,941	$71,740	$74,723	$77,637	$83,935	$90,758	27%
Operating income (loss)	$(601)	$(386)	$(617)	$(398)	$345	$407	N/A
F/X impact -- favorable (unfavorable)	$(36)	$(34)	$(7)	$(5)	$32	$152	N/A
Operating income/loss -- Y/Y growth (decline), excluding F/X	15%	(8)%	(5)%	338%	N/A	N/A	N/A
Operating margin -- % of International net sales	(3.7)%	(2.1)%	(2.6)%	(2.1)%	1.5%	1.6%	N/A
Operating income (loss) -- TTM	$(1,718)	$(1,718)	$(1,693)	$(2,001)	$(1,055)	$(262)	(85)%
Operating margin -- TTM % of International net sales	(2.5)%	(2.4)%	(2.3)%	(2.6)%	(1.3)%	(0.3)%	N/A
AWS Segment:
Net sales	$8,381	$8,995	$9,954	$10,219	$10,808	$11,601	29%
Net sales -- Y/Y growth, excluding F/X	37%	35%	34%	33%	29%	29%	N/A
Net sales -- TTM	$30,185	$32,501	$35,026	$37,549	$39,976	$42,582	31%
Operating income	$2,121	$2,261	$2,596	$3,075	$3,357	$3,535	56%
F/X impact -- favorable (unfavorable)	$87	$50	$26	$63	$83	$(20)	N/A
Operating income -- Y/Y growth, excluding F/X	24%	6%	18%	36%	54%	57%	N/A
Operating margin -- % of AWS net sales	25.3%	25.1%	26.1%	30.1%	31.1%	30.5%	N/A
Operating income -- TTM	$8,598	$8,782	$9,201	$10,053	$11,289	$12,563	43%
Operating margin -- TTM % of AWS net sales	28.5%	27.0%	26.3%	26.8%	28.2%	29.5%	N/A

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions, except employee data)
(unaudited)

	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Y/Y % Change
Net Sales
Online stores (1)	$31,053	$35,039	$45,657	$36,652	$45,896	$48,350	38%
Online stores -- Y/Y growth, excluding F/X	16%	22%	15%	25%	49%	37%	N/A
Physical stores (2)	$4,330	$4,192	$4,363	$4,640	$3,774	$3,788	(10)%
Physical stores -- Y/Y growth, excluding F/X	1%	(1)%	(1)%	8%	(13)%	(10)%	N/A
Third-party seller services (3)	$11,962	$13,212	$17,446	$14,479	$18,195	$20,436	55%
Third-party seller services -- Y/Y growth, excluding F/X	25%	28%	31%	31%	53%	53%	N/A
Subscription services (4)	$4,676	$4,957	$5,235	$5,556	$6,018	$6,572	33%
Subscription services -- Y/Y growth, excluding F/X	39%	35%	32%	29%	30%	32%	N/A
AWS	$8,381	$8,995	$9,954	$10,219	$10,808	$11,601	29%
AWS -- Y/Y growth, excluding F/X	37%	35%	34%	33%	29%	29%	N/A
Other (5)	$3,002	$3,586	$4,782	$3,906	$4,221	$5,398	51%
Other -- Y/Y growth, excluding F/X	37%	45%	41%	44%	41%	49%	N/A

Stock-based Compensation Expense
Cost of sales	$43	$39	$43	$41	$76	$75	90%
Fulfillment	$360	$301	$286	$260	$417	$316	5%
Technology and content	$1,077	$966	$1,007	$961	$1,421	$1,267	31%
Marketing	$307	$298	$322	$332	$456	$446	50%
General and administrative	$184	$175	$182	$163	$231	$184	5%
Total stock-based compensation expense	$1,971	$1,779	$1,840	$1,757	$2,601	$2,288	29%
Other
WW shipping costs	$8,134	$9,608	$12,884	$10,936	$13,652	$15,063	57%
WW shipping costs -- Y/Y growth	36%	46%	43%	49%	68%	57%	N/A
WW paid units -- Y/Y growth (6)	18%	22%	22%	32%	57%	46%	N/A
WW seller unit mix -- % of WW paid units (6)	54%	53%	53%	52%	53%	54%	N/A
Employees (full-time and part-time; excludes contractors & temporary personnel)	653,300	750,000	798,000	840,400	876,800	1,125,300	50%
Employees (full-time and part-time; excludes contractors & temporary personnel) -- Y/Y growth	13%	22%	23%	33%	34%	50%	N/A
________________________
(1)Includes product sales and digital media content where we record revenue gross. We leverage our retail infrastructure to offer a wide selection of consumable and durable goods that includes media products available in both a physical and digital format, such as books, music, videos, games, and software. These product sales include digital products sold on a transactional basis. Digital product subscriptions that provide unlimited viewing or usage rights are included in “Subscription services.”
(2)Includes product sales where our customers physically select items in a store. Sales from customers who order goods online for delivery or pickup at our physical stores are included in “Online stores.”
(3)Includes commissions and any related fulfillment and shipping fees, and other third-party seller services.
(4)Includes annual and monthly fees associated with Amazon Prime memberships, as well as audiobook, digital video, digital music, e-book, and other non-AWS subscription services.
(5)Primarily includes sales of advertising services, as well as sales related to our other service offerings.
(6)Excludes the impact of Whole Foods Market.

Amazon.com, Inc.
Certain Definitions
Customer Accounts
•References to customers mean customer accounts established when a customer places an order through one of our stores. Customer accounts exclude certain customers, including customers associated with certain of our acquisitions, Amazon Payments customers, AWS customers, and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. Customers are considered active when they have placed an order during the preceding twelve-month period.
Seller Accounts
•References to sellers means seller accounts, which are established when a seller receives an order from a customer account. Sellers are considered active when they have received an order from a customer during the preceding twelve-month period.

AWS Customers

•References to AWS customers mean unique AWS customer accounts, which are unique customer account IDs that are eligible to use AWS services. This includes AWS accounts in the AWS free tier. Multiple users accessing AWS services via one account ID are counted as a single account. Customers are considered active when they have had AWS usage activity during the preceding one-month period.
Units
•References to units mean physical and digital units sold (net of returns and cancellations) by us and sellers in our stores as well as Amazon-owned items sold in other stores. Units sold are paid units and do not include units associated with AWS, certain acquisitions, certain subscriptions, rental businesses, or advertising businesses, or Amazon gift cards.

Contacts:

Amazon Investor Relations	Amazon Public Relations
Dave Fildes, amazon-ir@amazon.com	Dan Perlet, amazon-pr@amazon.com
amazon.com/ir	amazon.com/pr